Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-112446) pertaining to the 1997 Stock Option Plan and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-25795) pertaining to the 1996 Stock Option Plan for Non-Employee Directors of RELM Wireless Corporation of our report dated February 13, 2004 (except for Note 16, paragraph 3, as to which the date is March 1, 2004 and Note 13, paragraph 3, as to which the date is March 12, 2004), relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/BDO Seidman, LLP
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Miami, Florida
March 16, 2004